UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 9, 2022

Decibel Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-40030	46-4198709
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1325 Boylston Street, Suite 500 Boston, Massachusetts	02215
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 370-8701

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value per share	DBTX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Elisabeth Leiderman, M.D.

On September 9, 2022, Elisabeth Leiderman, M.D., the Chief Financial Officer and Head of Corporate Development, principal financial officer and principal accounting officer of Decibel Therapeutics, Inc. (the “Company”) notified the Company of her intent to resign, effective October 7, 2022. Dr. Leiderman informed the Company that her resignation is not related to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. In connection with Dr. Leiderman’s resignation, Dr. Leiderman and the Company have entered into a letter agreement confirming the terms of her separation from the Company (the “Letter Agreement”).

Pursuant to the Letter Agreement, and subject to Dr. Leiderman’s timely execution and nonrevocation of a release of claims in favor of the Company, the Company has agreed to provide Dr. Leiderman with the benefits that she would have received had her employment been terminated by the Company without cause or by her for good reason, as described in her Severance and Change in Control Benefits Agreement, the terms of which were previously disclosed in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 13, 2021, and are incorporated by reference herein. The Letter Agreement also provides for, among other things, mutual non-disparagement obligations and reaffirms the continuing confidentiality, non-competition, non-solicitation and invention assignment obligations applicable to Dr. Leiderman under her existing Employee Confidentiality, Noncompetition and Assignment Agreement with the Company.

The foregoing summary of the Letter Agreement is qualified in its entirety by reference to the complete text of the Letter Agreement, which the Company expects to file as an exhibit to its Quarterly Report on Form 10-Q for the quarterly period ending September 30, 2022.

Appointment of James Murphy

On September 10, 2022, the Board of Directors of the Company appointed James Murphy, a consultant at Danforth Advisors, LLC (“Danforth”), to serve as interim chief financial officer of the Company, effective as of October 7, 2022. Mr. Murphy will also serve as the Company’s principal financial officer and principal accounting officer.

Mr. Murphy will provide interim chief financial officer services pursuant to a consulting agreement to which the Company is a party with Danforth. Under the consulting agreement, the Company will pay Danforth an agreed upon hourly rate of $450 per hour for Mr. Murphy’s services and will reimburse Danforth for reasonable, out-of-pocket expenses. The consulting agreement may be terminated by the Company or Danforth with cause, upon 30 days written notice, and without cause, upon 60 days written notice.

Mr. Murphy, age 66, has been associated with Danforth, a strategic finance and operations firm with a focus on life science companies, since April 2012. While associated with Danforth, Mr. Murphy has served a number of public and private life science-oriented companies as a Chief Financial Officer and Senior Financial Advisor. Prior to working with Danforth, Mr. Murphy served as Chief Financial Officer at OxiGene, Inc., a publicly traded biotechnology company, from February 2004 to April 2012. Mr. Murphy started his career in the life science sector in 1990 when he joined Sepracor Inc., a publicly traded specialty pharma and device company (“Sepracor”). Mr. Murphy held finance roles of increasing responsibilities while at Sepracor and its related entities. Mr. Murphy received his B.A. in economics and accounting from the College of the Holy Cross.

Mr. Murphy does not have a family relationship with any of the Company’s officers or directors. Other than his consultancy with the Company, there are no arrangements or understandings between Mr. Murphy and any other person pursuant to which he was elected as an officer of the Company and there have been no transactions in which the Company has participated and in which Mr. Murphy had a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DECIBEL THERAPEUTICS, INC.

Date: September 13, 2022	By:	/s/ Laurence Reid
	Name:	Laurence Reid, Ph.D.
	Title:	President and Chief Executive Officer